JUNE 23, 2003                                                      CONFIDENTIAL

                            CAPITAL DIRECTIONS, INC.

                         VALUATION AS OF MARCH 31, 2003

                                      DPFH          DONNELLY
                               INVESTMENT BANKING   PENMAN
                                                    FRENCH
                                                    HAGGARTY & CO.

                                                                    CONFIDENTIAL

CAPITAL DIRECTIONS, INC.

                 TABLE OF CONTENTS

                  1. Valuation Opinion Letter

                  2. Valuation Summary

                  3. Analysis of Comparable Acquisitions

                  4. Analysis of Comparable Companies

                  5. Discounted Cash Flow Analysis

                  6. Management Projections

       DPFH          DONNELLY
INVESTMENT BANKING   PENMAN
                     FRENCH
                     HAGGARTY & CO.

CAPITAL DIRECTIONS, INC.

                          1. VALUATION OPINION LETTER


       DPFH          DONNELLY
INVESTMENT BANKING   PENMAN
                     FRENCH
                     HAGGARTY & CO.

June 23, 2003

Board of Directors
Capital Directions, Inc.
322 S. Jefferson Street
Mason, MI 48854

Attn:  Mr. Timothy P. Gaylord

Dear Board of Directors:                                  PRIVATE & CONFIDENTIAL

Capital Directions, Inc. ("Capital Directions" or the "Company") has engaged Donnelly, Penman, French, Haggarty & Co. ("DPFH") to render its opinion (the "Opinion") with respect to the fair market per share value of the Company's common stock as of March 31, 2003 in the event of a recapitalization through a reverse stock split or "squeeze out" merger transaction.

DPFH is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Company upon DPFH with respect to the investigations made or procedures followed by DPFH in rendering its Opinion.

In arriving at our Opinion, we have:

I. Reviewed the Annual Reports of the Company for the years ended December 31, 1999 through 2002 as well as interim financials through March 31, 2003;

II. Reviewed reports from the Board of Directors meetings, Loan Review Committee and Strategic Plan Update meetings held during the months of April and May, 2003;

III. Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

IV. Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

V. Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

Mr. Timothy P. Gaylord
June 23, 2003
Page 2

VI. Prepared a discounted cash flow analysis of the Company based on projections derived from discussions with and deemed reasonable by management of the Company; and

VII. Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In connection with rendering its Opinion to Capital Directions, DPFH performed a variety of financial analyses, which are summarized below. DPFH believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying DPFH's Opinion. DPFH arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description.

DPFH did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of Capital Directions, nor were we furnished with such materials. DPFH has not reviewed and individual credit files of the Company and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

With respect to the comparable company analysis and comparable merger transaction analysis summarized below, no public company utilized as a comparison is identical to Capital Directions, and such analyses necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company's management contained in or underlying DPFH's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, DPFH assumed, with the Company's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by DPFH were assigned a greater significance by DPFH than any other.

Mr. Timothy P. Gaylord
June 23, 2003
Page 3

COMPANY BACKGROUND

Capital Directions, Inc. ("Capital Directions" or the "Company") is a holding company whose wholly owned subsidiary includes Mason State Bank (the "Bank"). Lakeside Insurance Agency is a wholly owned subsidiary of the Bank. Mason State Mortgage Co., LLC (the "Mortgage Company") was formed in July of 2002 and is 99% owned by Mason State Bank, with the remaining 1% owned by Capital Directions.

The Company and its subsidiaries provide a broad range of banking and financial services. Substantially all revenues and services are derived from banking products and services. The Bank operates predominantly in Central Michigan as a commercial bank. The Bank's primary services include accepting retail deposits and making residential, consumer and commercial loans. While the Company's chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Mason State Bank was established in 1886 and has operated continuously in Ingham County since inception. The Bank's stock was acquired by Capital Directions, Inc. in 1988 when the holding company was formed. Capital Directions has experienced 13 years of consecutive growth and earnings. Net Income for the year ended December 31, 2002 was $1,910,000, representing basic earnings per share of $3.23.

Capital Directions is traded through the OTC Bulletin Board Exchange under the symbol CTDN. Its shares are traded on a limited basis through the local brokers of Stifel, Nicolaus & Co, Inc., Monroe Securities, Howe Barnes Investments, Inc., Morgan Stanley Dean Witter and Raymond James and Associates, Inc. As of December 31, 2002, there were 422 holders of the Company's common stock. The most recent trade of the stock was 100 shares at $52.00 on June 11, 2003.

The Bank has a main office and a branch office located in Mason, Michigan. In addition, they have leased branch office space in a supermarket in nearby Leslie, Michigan. Both cities are located directly south of the Lansing / East Lansing metro area. According to SNL Securities LP, the median household income in Mason and Leslie is $49,260 and $43,214 respectively and total deposits were $213.0 million and $79.4 million as of June, 2002. Both Leslie and Mason are located in Ingham County, which ranks 7th in population of Michigan's 83 counties. The largest employers in the County include the State of Michigan, Michigan State University, General Motors, Sparrow Health Systems and Dart Container.

Mr. Timothy P. Gaylord
June 23, 2003
Page 4

INDUSTRY OVERVIEW

Commercial, retail and mortgage banking are highly competitive businesses in which the Company receives competition from both bank and non-bank institutions. As a result of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Gramm-Leach-Bliley Act of 1999, the number and types of depository institution competitors have substantially increased.

Capital Directions faces increased competition from finance companies, credit unions and bank and non-bank mortgage lenders. These companies may offer higher lending limits and other non-traditional services that Capital Directions does not currently offer. Some of the Company's competitors also can leverage greater resources in order to gain a larger business presence within Capital Directions' target service areas.

While being relatively small can be a disadvantage, there are certain potential benefits as well. Community banks that make customer service a priority may be able to gain an advantage with customers in their local market that feel neglected by the larger banks. Because the larger banks often seek large homogenous markets and products, niche opportunities are created for smaller institutions that seek to fill the needs of the underserved. Also, the relative difference in size can often correspond to a more agile management team that can respond more quickly to the ever changing competitive environment.

ECONOMIC OVERVIEW

Reports from the Federal Reserve Districts, as outlined in the June 11, 2003 Federal Reserve "Beige Book,"(1) indicate that economic growth generally remained slow to and uneven despite the recent modest improvement observed by a few Districts.

Lending activity continued to increase, mostly for refinancing residential mortgages. The Chicago District reports that many households appear to be taking advantage of refinancing to pay down other debt, which is limiting growth in credit card balances. Business lending increased in the Dallas, Cleveland, and Philadelphia Districts, but was weak in the Atlanta and Chicago Districts and in most of the San Francisco District. The Richmond District reports no signs of a pickup in commercial lending any time soon.

Most Districts reported little change in loan delinquencies. The Cleveland District noted a few reports that credit quality had slipped, and bankers in the Philadelphia District expect commercial loan quality to slip in the second half of the year because revenue growth for many business borrowers has been weaker-than-expected. However, the Chicago District indicated that the credit quality on commercial loans was improving modestly, while the San Francisco District reported that the credit quality of bank loans was generally stable to slightly improved. A mild increase in residential mortgage foreclosures was reported in the Atlanta District, while the Dallas District

---------------
(1) Summary of Commentary on Current Economic Conditions by Federal Reserve District, June 11, 2003.

Mr. Timothy P. Gaylord
June 23, 2003
Page 5

reported a May spike in home foreclosures in the Dallas-Fort Worth area. Banks in the St. Louis District reported that they had tightened lending standards for small firms.

The Livingston Study(2), based on survey responses of 28 participants from banking, industry, academia and trade associations, forecasts economic recovery in 2003 in its December 2002 report. The results of this most recent release project real Gross Domestic Product ("GDP") growth of 2.8% in the first half of 2003 followed by a strengthening in the second half of 2003 to 3.6%. The unemployment rate is expected to remain at 5.9% from December 2002 to June 2003, and then decline to 5.5% by the end of 2003. Interest rates on three-month Treasuries are expected to increase to 1.5% by June 2003, to 2.1% by December 2003 and to end 2004 at 3.2%. Long-term interest rates are also expected to increase in 2003 but at a less drastic pace than the short-term rates. For example, the interest rate on 10-year Treasury notes is approximately 4.1% as of December 2002. The survey participants expect the 10-year Treasury notes to increase throughout 2003 and 2004, reaching 5.3% at the end of 2004. The participants' view of the long-term inflation and output growth has been fairly steady during 2002. It is their collective belief that real GDP will grow 3.2% over the next 10 years, while inflation will average 2.5% over the same time period. The result of the current economic malaise has been a reduction in after-tax corporate profits, which declined approximately 4.3% in 2002 when compared to the 2001 levels. However, after-tax profits are expected to rebound strongly in 2003 at an anticipated growth rate of 12.3%. The anticipated corresponding stock price increase is projected to lag the rebound in earnings quite significantly. The respondents to this survey anticipate a slow rise in stock price levels (as measured by the S&P 500 Index) through the end of 2004 with a 29% growth from December 31, 2002 to December 31, 2004.

VALUATION METHODOLOGY

The following is a brief summary of the analyses performed by DPFH in connection with its Opinion:

(a) Analysis of Comparable Acquisition Transactions. DPFH analyzed bank/thrift acquisition transactions announced and/or completed since January 1, 2001. Each selling bank/thrift had total assets less than $250 million, a latest twelve months ("LTM") return on average equity of greater than 12.0% and less than 15.0% and less than a 60% capital efficiency ratio. This analysis provided an approximate median multiple of 1.81 times price to book value, 1.87 times price to tangible book value and 16.7 times LTM earnings per share. Applying the median multiple for price to book value of 1.81 times to Capital Directions' March 31, 2003 book value per share of $24.48 results in an implied value per share of $44.31 on a control, marketable basis. Using the same methodology, the values implied by applying the relevant multiples to Capital Directions' tangible book value per share at March 31, 2003 of $24.48 and fully diluted earnings per share for the twelve months ended March 31, 2003 of $3.30 were found to be $45.78 per share and $55.11 per share, respectively.

------------------
(2) www.phil.frb.org/econ/liv/index.html

Mr. Timothy P. Gaylord
June 23, 2003
Page 6

DPFH notes that no selling bank/thrift reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

(b) Analysis of Selected Comparable Companies. DPFH compared selected operating results of Capital Directions to a select group of Michigan publicly traded commercial banks and thrifts. The comparable set had Total Assets less than $1 billion and Return of Average Equity (ROAE) of between 10% and 20%. Additional outliers have been eliminated at DPFH's discretion. The selected group had approximately the following median values: $230 million in total assets, $29.1 million in total equity, a total risk-based capital ratio of 14.6%, LTM return on average assets of 1.31%, LTM return on average equity of 12.29% and a LTM efficiency ratio of 56.93%. This analysis provided valuation benchmarks including the median price multiples of 1.59 times book value, 1.59 times tangible book value and 12.7 times LTM earnings per share. Applying the median price to book value multiple resulted in an implied per share value of $38.92 for Capital Directions on a marketable basis. Using the same methodology, the implied values provided by application of the relevant multiples to Capital Directions' March 31, 2003 tangible book value and LTM fully diluted earnings per share were found to be $38.92 per share and $41.91 per share, respectively.

No bank used in the above analyses as a comparison is identical to Capital Directions. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Company and the banks to which it is being compared.

(c) Discounted Cash Flow Analysis. DPFH prepared a discounted dividend stream analysis of Capital Directions, which estimated the future after tax cash flows that the Company might produce over the five-year period from January 1, 2003 through December 31, 2007. These estimates were derived from discussions with and deemed reasonable by Capital Directions' management team. The estimates assumed that Capital Directions' pre-tax earnings would grow at a compound annual growth rate of approximately 12.1% throughout the projection period. This rate is significantly greater than Capital Direction's historical growth rate. This assumes that Capital Directions continues to grow their business in their home markets and further expands to new areas. DPFH further assumed, with management's guidance, that the Company would make dividend payouts equal to 50% of earnings through the projection period. These dividend cash flows were then discounted to a present value using a discount rate of 12.0%, chosen to reflect the relative risk that holders of the common equity would be subject to given the Company's operations and the current economic environment. DPFH also estimated the residual value for Capital Directions' common stock using a price to tangible book value multiple of 1.87 times, which is an approximation derived from the earlier presented analysis of tangible book value multiples in comparable transactions. This multiple is applied to the Company's estimated tangible book value at December 31, 2007 of $20.6 million. The discounted dividend analysis implied a value of $48.07 per share for Capital Directions' common stock on a marketable basis. This analysis does not purport to be

Mr. Timothy P. Gaylord
June 23, 2003
Page 7

indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. DPFH included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

(d) Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

In most going concerns with a viable future it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. We have reviewed the book value of the Company's assets in limited detail and have found net book value to be $14,599,000, or $24.48 per share as of March 31, 2003.

(e) Historical Trading Multiples. DPFH analyzed the quoted trades listed on the OTC Bulletin Board for Capital Directions, Inc. (CTDN) for varying historical periods. DPFH used a simple average of the stock price quoted for a period of 90 and 365 days. For the past 90 days, as of June 11, 2003, the historical average price was $49.88 with a period volume of 6,200 compiled over 10 separate trading days. For the past 365 days, as of June 11, 2003, the historical average price was $45.13 with a period volume of 23,800 compiled over 44 separate trading days. It should be noted that volume may reflect "double counting" due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are per the trading information provided on the www.otcbb.com website and may not reflect all transactions that occurred over the aforementioned time period.

Mr. Timothy P. Gaylord
June 23, 2003
Page 8

CONCLUSION

Our Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company or the Company's existing holders of Common Stock. This Opinion has been prepared for the confidential use of the Board of Directors and senior management of the Company and may not be reproduced, summarized, described or referred to or given to any other person without DPFH's prior written consent. Our Opinion is limited solely to the value of the Company's common stock as of March 31, 2003 given the relevant market and company specific information available at the present time.

DPFH will typically utilize either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid company on a comparable basis. No such discounts have been applied to Capital Direction's common stock in this valuation. If such a discount were applied, it would result in valuation that would be significantly lower than the value assigned below.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of March 31, 2003, the fair market value of the Company's common stock is $47.50 per share.

Sincerely,

DONNELLY, PENMAN, FRENCH, HAGGARTY & CO

CAPITAL DIRECTIONS, INC.                                            CONFIDENTIAL

                               2. VALUATION SUMMARY

       DPFH          DONNELLY
INVESTMENT BANKING   PENMAN
                     FRENCH
                     HAGGARTY & CO.

                            CAPITAL DIRECTIONS, INC.

                               VALUATION SUMMARY

                                                 VALUE
                                               CONCLUSION                   VALUATION TECHNIQUE:
                                               ----------   ----------------------------------------------------------------
                                                                                                     COMPARABLE COMPANY
                                                                       365 DAY       90 DAY      --------------------------
                                                              DCF    TRADING AVG.  TRADING AVG.     BV       TBV      EPS
                                                            -------  ------------  ------------  --------  -------  -------
VALUE INDICATION PER SHARE:                    $  47.50     $48.07     $ 45.13      $   49.88    $ 38.92   $38.92   $41.91

Multiple of Diluted LTM EPS 3/31/2003 ($3.30)      14.4       14.6        13.7           15.1       11.8     11.8     12.7
Percentage of Book Value ($24.48)                 194.0%     196.4%      184.4%         203.8%     159.0%   159.0%   171.2%
Percentage of Tangible Book Value ($24.48)        194.0%     196.4%      184.4%         203.8%     159.0%   159.0%   171.2%
                                               ---------    ---------------------------------------------------------------

                                                  VALUATION TECHNIQUE:
                                               -------------------------
                                                 COMPARABLE ACQUISITION
                                               -------------------------
                                                 BV       TBV     EPS
                                               -------  -------  -------
VALUE INDICATION PER SHARE:                    $44.31   $45.78   $55.11

Multiple of Diluted LTM EPS 3/31/2003 ($3.30)    13.4     13.9     16.7
Percentage of Book Value ($24.48)               181.0%   187.0%   225.1%
Percentage of Tangible Book Value ($24.48)      181.0%   187.0%   225.1%
                                               -------------------------

                                                                    CONFIDENTIAL

CAPITAL DIRECTIONS, INC.

     3.   ANALYSIS OF COMPARABLE ACQUISITIONS

      DPFH          DONNELLY
INVESTMENT BANKING  PENMAN
                    FRENCH
                    HAGGARTY & CO.

COMPARABLE ACQUISITION ANALYSIS
COMMERCIAL BANK & THRIFT ACQUISITIONS ANNOUNCED SINCE 1/1/01 WITH TOTAL ASSETS
< $250 MILLION, ROAE > 12% AND < 15%, EFFICIENCY RATIO < 60%

                                                                                                              ANNOUNCE   COMPLETION
                     BUYER                                          SELLER                     SELLER STATE     DATE        DATE
-----------------------------------------------------------------------------------------------------------------------------------
ABC Bancorp                                       Tri-County Bank                                   FL       12/04/2000  04/13/2001
Banc Corporation                                  CF Bancshares, Inc.                               FL       08/09/2001  02/15/2002
Chittenden Corp.                                  Ocean National Corporation                        ME       10/05/2001  02/28/2002
Colorado Business Bankshares Inc.                 First Capital Bank of Arizona                     AZ       10/24/2000  03/08/2001
First Federal Capital Corp                        American Community Bankshares, Inc.               WI       05/23/2001  10/31/2001
First Merchants Corp.                             Francor Financial, Inc.                           IN       02/09/2001  07/01/2001
First Staunton Bancshares, Inc.                   Hamel Bancorp, Inc.                               IL       11/30/2001  05/15/2002
First Western Bancorp, Inc.                       American Bank Shares, Inc.                        SD       05/25/2001  09/01/2001
FNB Corp.                                         Salem Community Bkshs, Inc.                       VA       08/01/2001  12/31/2001
Ida Grove Bancshares, Inc.                        Alliance Bancshares, Incorporated                 IA       01/13/2001  06/01/2001
Investor Group                                    North Star Holding Company, Inc.                  ND       06/10/2002  09/12/2002
Marquette County Financial Corporation            Tanis Inc.                                        MI       07/01/2000  02/02/2001
Merchants and Manufacturers Bancorporation, Inc.  CBOC, Incoporated                                 WI       08/01/2000  01/16/2001
National Mercantile Bancorp                       South Bay Bank, NA                                CA       07/18/2001  12/14/2001
Olmsted Holding Corp.                             Olmsted National Bank                             MN       10/28/2002  01/31/2003
Pocahontas Bancorp Inc.                           Peoples Bank                                      AR       01/16/2002  05/31/2002
Spectrum Bancorporation, Inc.                     Marquette Bank NE and First Western Bank NA       NE       11/08/2001  02/28/2002
Washington Trust Bancorp, Inc.                    First Financial Corp.                             RI       11/12/2001  04/16/2002
-----------------------------------------------------------------------------------------------------------------------------------
HIGH
LOW
MEAN
MEDIAN
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           PRICE AT ANNOUNCEMENT TO;
                                                                                                           -------------------------
                                                                                               DEAL VALUE   BOOK     TBV     LTM EPS
                     BUYER                                          SELLER                        ($M)      (%)      (%)       (X)
------------------------------------------------------------------------------------------------------------------------------------
ABC Bancorp                                       Tri-County Bank                                  7.2     155.37   155.37    12.52
Banc Corporation                                  CF Bancshares, Inc.                             15.5     214.80   214.80    17.00
Chittenden Corp.                                  Ocean National Corporation                      53.3     258.19   258.19    17.78
Colorado Business Bankshares Inc.                 First Capital Bank of Arizona                   28.3     267.38   267.38    24.13
First Federal Capital Corp                        American Community Bankshares, Inc.             27.6     242.02   242.02    18.22
First Merchants Corp.                             Francor Financial, Inc.                         29.2     162.70   162.70    13.61
First Staunton Bancshares, Inc.                   Hamel Bancorp, Inc.                              7.5     175.26       NA    16.76
First Western Bancorp, Inc.                       American Bank Shares, Inc.                      12.4     159.92   159.92    11.23
FNB Corp.                                         Salem Community Bkshs, Inc.                     40.4     205.83   205.83    16.66
Ida Grove Bancshares, Inc.                        Alliance Bancshares, Incorporated               12.0     164.79   164.79    12.83
Investor Group                                    North Star Holding Company, Inc.                15.8     154.99   154.99    11.72
Marquette County Financial Corporation            Tanis Inc.                                       6.0     151.23   151.23    12.73
Merchants and Manufacturers Bancorporation, Inc.  CBOC, Incoporated                               14.5     265.91   265.91    21.61
National Mercantile Bancorp                       South Bay Bank, NA                              29.1     187.19   187.19    11.15
Olmsted Holding Corp.                             Olmsted National Bank                            5.5     208.89   208.89    17.03
Pocahontas Bancorp Inc.                           Peoples Bank                                     8.0     156.56   156.56    12.64
Spectrum Bancorporation, Inc.                     Marquette Bank NE and First Western Bank NA     18.1     157.35   157.35    17.23
Washington Trust Bancorp, Inc.                    First Financial Corp.                           38.8     210.25   210.25    18.29
------------------------------------------------------------------------------------------------------------------------------------
HIGH                                                                                              53.3     267.38   267.38    24.13
LOW                                                                                                5.5      151.2    151.2     11.2
MEAN                                                                                              20.5      194.4    195.5     15.7
MEDIAN                                                                                            15.7      181.2    187.2     16.7
------------------------------------------------------------------------------------------------------------------------------------

                                                                                               PRICE AT ANNOUNCEMENT TO;
                                                                                               -------------------------     CORE
                                                                                               ASSETS           DEPOSITS    DEPOSITS
                     BUYER                                          SELLER                       (%)               (%)         (%)
------------------------------------------------------------------------------------------------------------------------------------
ABC Bancorp                                       Tri-County Bank                              15.70              17.62        7.87
Banc Corporation                                  CF Bancshares, Inc.                          15.65              20.15       14.79
Chittenden Corp.                                  Ocean National Corporation                   22.35              26.83       17.84
Colorado Business Bankshares Inc.                 First Capital Bank of Arizona                29.92              34.35       26.72
First Federal Capital Corp                        American Community Bankshares, Inc.          19.87              24.51       17.62
First Merchants Corp.                             Francor Financial, Inc.                      18.49              21.67       10.08
First Staunton Bancshares, Inc.                   Hamel Bancorp, Inc.                          14.01              15.44          NA
First Western Bancorp, Inc.                       American Bank Shares, Inc.                   12.10              13.94        7.09
FNB Corp.                                         Salem Community Bkshs, Inc.                  17.97              21.03       12.15
Ida Grove Bancshares, Inc.                        Alliance Bancshares, Incorporated            19.00              25.00       10.05
Investor Group                                    North Star Holding Company, Inc.             14.42              16.00        6.43
Marquette County Financial Corporation            Tanis Inc.                                   16.62              18.91        6.94
Merchants and Manufacturers Bancorporation, Inc.  CBOC, Incoporated                            25.58              29.17       20.65
National Mercantile Bancorp                       South Bay Bank, NA                           15.42              19.31       11.77
Olmsted Holding Corp.                             Olmsted National Bank                        20.30              24.63       18.00
Pocahontas Bancorp Inc.                           Peoples Bank                                 12.45              13.64        6.26
Spectrum Bancorporation, Inc.                     Marquette Bank NE and First Western Bank NA  16.17              18.38        7.70
Washington Trust Bancorp, Inc.                    First Financial Corp.                        22.28              31.15       18.70
------------------------------------------------------------------------------------------------------------------------------------
HIGH                                                                                           29.92              34.35       26.72
LOW                                                                                             12.1               13.6         6.3
MEAN                                                                                            18.2               21.8        13.0
MEDIAN                                                                                          17.3               20.6        11.8
------------------------------------------------------------------------------------------------------------------------------------

CAPITAL DIRECTIONS, INC. (FOR THE LTM ENDED MARCH 31, 2003)   $24.48      $24.48      $3.30
MEDIAN MULTIPLE                                                181.0%      187.0%      16.7
                                                              -----------------------------
EQUITY VALUE PER SHARE                                         44.31       45.78      55.11
                                                              -----------------------------

Source: SNL Financial LP

Donnelly, Penman, French, Haggarty & co.

                                                                    CONFIDENTIAL

CAPITAL DIRECTIONS, INC.

     4.   ANALYSIS OF COMPARABLE COMPANIES

       DPFH         DONNELLY
INVESTMENT BANKING  PENMAN
                    FRENCH
                    HAGGARTY & CO.

COMPARABLE COMPANY ANALYSIS

MICHIGAN COMMERCIAL BANKS AND THRIFTS WITH TOTAL ASSETS < $1 BILLION AND ROAE > 10% AND < 20%


                                                                       CLOSING  DIVIDEND  DIVIDEND
                                                            CLOSING     PRICE    PAYOUT    YIELD
              COMPANY                       STATE  TICKER    DATE        ($)       (%)      (%)
--------------------------------------------------------------------------------------------------
Commercial National Financial Corporation    MI     CEFC   03/31/2003  12.7500   70.00      4.48
County Bank Corporation                      MI     CYBK   03/31/2003  47.2500   30.00      2.00
Firstbank Corporation                        MI     FBMI   03/31/2003  28.5000   32.20      2.46
FNBH Bancorp, Inc.                           MI     FNHM   03/31/2003  24.2500   40.48      2.72
ICNB Financial Corporation                   MI     ICNB   03/31/2003  23.7500   40.00      3.53
Mercantile Bank Corporation                  MI     MBWM   03/31/2003  23.8600   20.00      1.25
MSB Financial, Inc.                          MI     MSBF   03/31/2003  12.6000   31.08      3.26
Pavilion Bancorp, Inc.                       MI     PVLN   03/31/2003  48.5000   21.36      1.86
PSB Group, Inc.                              MI     PSBG   03/31/2003  15.7500   45.45      3.00
Sturgis Bancorp, Inc.                        MI     STBI   03/31/2003  10.0000   29.63      3.43
United Bancorp, Inc.                         MI     UBMI   03/31/2003  57.1429   39.78      2.13
------------------------------------------------------------------------------------------------
HIGH                                                                   48.5000   70.00      4.48
LOW                                                                      10.00   20.00      1.25
MEAN                                                                     24.72   36.02      2.80
MEDIAN                                                                   23.81   31.64      2.86
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
CAPITAL DIRECTIONS, INCORPORATED            MI      CTDN   03/31/2003  49.0000   47.56      3.00
------------------------------------------------------------------------------------------------

                                            -------------------------
                                                CLOSING PRICE TO:
                                            -------------------------   TOTAL     TOTAL     TOTAL
                                             BOOK    TANG.     LTM     ASSETS   NET LOANS  DEPOSITS
              COMPANY                        (%)    BOOK (%)  EPS (X)  ($000)    ($000)    ($000)
---------------------------------------------------------------------------------------------------
Commercial National Financial Corporation   202.70  202.70     16.35   244,680   175,532   172,454
County Bank Corporation                     185.88  185.88     14.54   244,806   153,649   211,920
Firstbank Corporation                       186.03  205.48     12.72   765,892   581,436   574,716
FNBH Bancorp, Inc.                          199.75  199.75     12.63   414,466   329,691   367,098
ICNB Financial Corporation                  114.29  119.65      9.24   226,463   161,676   179,564
Mercantile Bank Corporation                 158.54  158.54     15.80   967,787   801,081   801,097
MSB Financial, Inc.                         109.85  125.00     10.00   103,217    77,916    73,313
Pavilion Bancorp, Inc.                      158.70  158.70     13.74   293,955   242,286   249,661
PSB Group, Inc.                             108.02  118.60      9.43   402,920   291,654   349,831
Sturgis Bancorp, Inc.                       100.00  122.85     10.00   294,129   214,434   209,805
United Bancorp, Inc.                        233.24  249.10     17.53   579,040   414,386   476,719
--------------------------------------------------------------------------------------------------
HIGH                                        202.70  205.48     16.35   967,787   801,081   801,097
LOW                                         100.00  118.60      9.24   103,217    77,916    73,313
MEAN                                        152.38  159.72     12.45   395,832   302,936   318,946
MEDIAN                                      158.62  158.62     12.68   294,042   228,360   230,791
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CAPITAL DIRECTIONS, INCORPORATED            198.06  198.06     14.98   125,609    94,176    74,800
--------------------------------------------------------------------------------------------------

CAPITAL DIRECTIONS, INC. (FOR THE LTM ENDING MARCH 31, 2003)   $24.48     $24.48     $3.30

MEDIAN MULTIPLE                                                 159.0%     159.0%     12.7

EQUITY VALUE PER SHARE                                          38.92      38.92     41.91

Source: SNL Financial LP

Donnelly, Penman, French, Haggarty & co.

COMPARABLE COMPANY ANALYSIS

Michigan commercial banks and thrifts with Total Assets < $1 billion and ROAE > 10% and < 20%

                                                                TIER 1 RISK    TOTAL RISK     TIER 1                         LTM
                                               TOTAL   NPAS/       BASED          BASED      LEVERAGE  LTM    LTM   LTM   EFFICIENCY
                                               EQUITY  ASSETS  CAPITAL RATIO  CAPITAL RATIO   RATIO    ROAA  ROAE   NIM     RATIO
           COMPANY              STATE  TICKER  ($000)  (%)          (%)           (%)          (%)     (%)    (%)   (%)      (%)
           -------              -----  ------  ------  ------  -------------  -------------  --------  ----  -----  ----  ----------
                                               24,107   2.25       13.30        14.60          9.90    1.30  12.75  4.22    54.65

County Bank Corporation           MI    CYBK   30,155    NA        17.40          NA            NA     1.62  13.41  4.75    57.13

Firstbank Corporation             MI    FBMI   82,635   0.22       12.92        14.16          9.34    1.65  15.91  4.68    56.72

FNBH Bancorp, Inc.                MI    FNHM   38,334   1.26         NA           NA            NA     1.48  16.62  4.86    54.97

ICNB Financial Corporation        MI    ICNB   21,285   2.34       13.35        14.60          8.88    1.17  13.01  4.55    58.62

Mercantile Bank Corporation       MI    MBWM   81,530   0.07       10.55        11.79         10.30    0.99  10.84  3.22    47.40

MSB Financial, Inc.               MI    MSBF   14,926   0.40       18.42        19.27           NA     1.54  10.55  4.32    54.77

Pavilion Bancorp, Inc.            MI    PVLN   25,146   0.42         NA           NA            NA     1.03  11.44  5.32    70.68

PSB Group, Inc.                   MI    PSBG   45,885   1.05       14.47        15.72           NA     1.32  11.83  4.76    69.47

Sturgis Bancorp, Inc.             MI    STBI   28,075   1.45       11.40        12.40           NA     0.97  10.37  3.39    63.54

United Bancorp, Inc.              MI    UBMI   54,394   0.65       11.80        13.00          8.70    1.29  13.97  4.52    63.63
                                               ------   ----       -----        -----         -----    ----  -----  ----    -----

HIGH                                           82,635   2.34       18.42        19.27         10.30    1.65  16.62  5.32    70.68

LOW                                            14,926   0.07       10.55        11.79          8.88    0.97  10.37  3.22    47.40

MEAN                                           39,208   1.05       13.98        14.65          9.61    1.31  12.67  4.41    58.80

MEDIAN                                         29,115   1.05       13.33        14.60          9.62    1.31  12.29  4.62    56.93
                                               ------   ----       -----        -----         -----    ----  -----  ----    -----
CAPITAL DIRECTIONS,
   INCORPORATED                                14,599   0.04       18.56        19.81         10.89    1.57  13.76  3.84    48.59
                                               ------   ----       -----        -----         -----    ----  -----  ----    -----

Source: SNL Financial LP

Donnelly, Penman, French, Haggarty & Co.

                                                                    CONFIDENTIAL

CAPITAL DIRECTIONS, INC.

                        5. DISCOUNTED CASH FLOW ANALYSIS

       DPFH                  DONNELLY
INVESTMENT BANKING           PENMAN
                             FRENCH
                             HAGGARTY & CO.

CAPITAL DIRECTIONS, INC.
DISCOUNTED CASH FLOW MODEL
VALUATION DATE: MARCH 31, 2003
In US Dollars ($000's)

                                                                                          Projected (1)
                                                              -------------------------------------------------------------------
                                                                                  For the years ended December 31
                                                              -------------------------------------------------------------------
                                                                                                                           2007
                                                                2003        2004        2005        2006        2007     Takeout
                                                              --------    --------    --------    --------    --------   --------
Net Interest Income After Provision                           $ 4,965     $ 5,224     $ 5,657     $ 6,236     $ 6,882
Non-interest Income                                               763         824         890         961       1,038
                                                              -------     -------     -------     -------     -------
                                                                5,728       6,048       6,547       7,197       7,920

Amortization of Intangibles                                         -           -           -           -           -
Depreciation                                                     (115)       (127)       (217)       (229)       (241)
General & Administrative Expenses                              (2,730)     (2,821)     (3,102)     (3,121)     (3,130)
                                                              -------     -------     -------     -------     -------
     Total Other Expenses                                      (2,845)     (2,948)     (3,319)     (3,350)     (3,371)
                                                              -------     -------     -------     -------     -------

Income Before Taxes                                             2,883       3,100       3,227       3,847       4,549
Taxes @ 31%                                                      (894)       (961)     (1,001)     (1,193)     (1,410)
                                                              -------     -------     -------     -------     -------

Net Income                                                      1,989       2,139       2,227       2,654       3,139

Dividend Payout                                               $   995     $ 1,069     $ 1,424     $ 1,327     $ 1,569

Present Value Factor @ 12%                                     0.9859      0.9185      0.8201      0.7322      0.6538
                                                              -------     -------     -------     -------     -------

Partial Year Discount (Dividends declared as of 3/31/2003)       (232)

                                                              -------     -------     -------     -------     -------
Present Value of Free Cash Flows                              $   748     $   982     $ 1,168     $   972     $ 1,026
                                                              -------     -------     -------     -------     -------

Total Present Value of Cash Flows (Years 1 to 5)              $ 4,896
Plus: Residual Cash Flow Value                                $23,756             2007 Tangible Book Value (TBV)          20,563
                                                              -------                                                    -------
Indicated Equity Value                                        $28,652             2007 Takeout Price/TBV Multiple (2)      187.0%
                                                              -------                                                    -------

Fully Diluted Shares Outstanding (000's)                          596             Residual Cash Flow Value               $38,452
                                                              -------

EQUITY VALUE PER SHARE                                        $ 48.07             Present Value Factor                    0.6178
                                                              -------                                                    -------

                                                                                  Present Value of Residual Cash Flow    $23,756
                                                                                                                         -------

Footnotes:

(1) The above projections are the representation of management and have not been compiled, reviewed or examined by DPFH & Co.

(2) Based on comparable acquistion multiples.

                                                                    CONFIDENTIAL

CAPITAL DIRECTIONS, INC.

                            6. MANAGEMENT PROJECTIONS

       DPFH                  DONNELLY
INVESTMENT BANKING           PENMAN
                             FRENCH
                             HAGGARTY & CO.

                            CAPITAL DIRECTIONS, INC.
                                   ASSUMPTIONS

PROJECTIONS:                                            2003         2004         2005         2006         2007
                                                     ----------   ----------   ----------   ----------   ----------
Balance Sheet:

    New Loan Composition Growth:
    Real Estate Mortgage                                   2.0%         2.0%         8.0%         8.0%         8.0%
    Commercial Loans                                      25.0%        20.0%         8.0%         8.0%         8.0%
    Equity Line & Checking Resource                       75.0%        50.0%         8.0%         8.0%         8.0%

    GROSS LOAN GROWTH                                      8.7%         8.3%         8.0%         8.0%         8.0%
                                                     ---------    ---------    ---------    ---------    ---------

    Loan loss reserve                                $   1,062    $   1,150    $   1,242    $   1,342    $   1,449
    Net premises & equipment                         $   1,034    $   1,027    $   1,710    $   1,601    $   1,481
    Net intangible assets                            $       0    $       0    $       0    $       0    $       0

    Int. bearing deposits / Fed Funds Sold                 0.0%         0.0%         0.0%         0.0%         0.0%
    Securities Available for Sale                          0.0%         0.0%         0.0%         0.0%         0.0%
    Securities held to maturity                            0.0%         0.0%         0.0%         0.0%         0.0%
    FHLB stock as a % of FHLB Borrowings                   5.0%         5.0%         5.0%         5.0%         5.0%

    Non-interest bearing deposit growth                    5.0%         5.0%        10.0%        10.0%        10.0%
    Interest-bearing deposit growth                        5.0%         5.0%        10.0%        10.0%        10.0%
                                                     ---------    ---------    ---------    ---------    ---------
    Additional common stock                          $       0    $       0    $       0    $       0    $       0
    Additional preferred stock                       $       0    $       0    $       0    $       0    $       0
                                                     ---------    ---------    ---------    ---------    ---------
Income Statement:

    Int. bearing deposits / Fed Funds Sold                1.85%        1.85%        1.85%        1.85%        1.85%
    Securities Available for Sale                         5.00%        4.00%        4.00%        4.00%        4.00%
    Securities Held to Maturity                           5.25%        5.25%        5.25%        5.25%        5.25%
    FHLB stock                                            1.85%        1.85%        1.85%        1.85%        1.85%
                                                     ---------    ---------    ---------    ---------    ---------
    Yield on Mortgage Loans                               7.00%        7.00%        7.00%        7.00%        7.00%
    Yield on Commercial Loans                             7.25%        7.25%        7.25%        7.25%        7.25%
    Yield on Equity Line and Checking Resource           10.00%       10.00%       10.00%       10.00%       10.00%
                                                     ---------    ---------    ---------    ---------    ---------
    Blended loan yield                                    7.19%        7.25%        7.25%        7.25%        7.25%
                                                     ---------    ---------    ---------    ---------    ---------

    Cost of FHLB borrowings                               5.50%        5.50%        5.50%        5.50%        5.50%
    Cost of notes payable & other borrowings              5.50%        5.50%        5.50%        5.50%        5.50%
    Cost of interest bearing deposits                     1.83%        1.83%        1.83%        1.83%        1.83%

    Non-interest income                                    763          824          890          961        1,038
    Non-interest income growth                           -24.1%         8.0%         8.0%         8.0%         8.0%

    Operating expenses (excludes depreciation) (1)       2,845        2,948        3,319        3,350        3,371
    Operating expense growth                               8.0%         8.0%        12.6%         8.0%         8.0%

    Dividend payout amount (%)                              50%          50%          50%          50%          50%
    Tax rate                                              31.0%        31.0%        31.0%        31.0%        31.0%
                                                     ---------    ---------    ---------    ---------    ---------

(1) Includes the addition of 3 Full Time Equivalents (FTEs) at $45,000 per head in 2005 due to the expansion branch purchase.

                            CAPITAL DIRECTIONS, INC.
                                  BALANCE SHEET

                                                         HISTORICAL                                 PROJECTED
                                             -------------------------------  -----------------------------------------------------
                                             FOR THE YEARS ENDED DECEMBER 31             FOR THE YEARS ENDED DECEMBER 31
                                             -------------------------------  -----------------------------------------------------
($ 000's)                                      2000       2001       2002       2003       2004       2005       2006       2007
------------------------------------------   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
ASSETS:

Cash                                         $   2,603  $   2,642  $   3,287  $   1,101  $   1,800  $   1,442  $   1,099  $   1,178
Int. bearing deposits / Fed Funds Sold           5,963      4,331      5,147      5,147      5,147      5,147      5,147      5,147
Securities Available for Sale                   15,670     12,200     13,625     13,625     13,625     13,625     13,625     13,625
Securities Held to Maturity                          -          -        400        400        400        400        400        400
FHLB stock                                       1,967      1,967      2,381      1,770      1,825      2,050      2,050      2,000

LOAN PORTFOLIO:

Real Estate Mortgage                                                             76,772     78,307     84,572     91,338     98,645
Commercial Loans                                                                 24,723     29,668     32,041     34,605     37,373
Equity Line & Checking Resource                                                   4,705      7,058      7,623      8,233      8,891
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total loans receivable                        85,649     92,832     97,734    106,201    115,033    124,236    134,175    144,909
Allowance for loan losses                       (1,053)    (1,048)    (1,044)    (1,062)    (1,150)    (1,242)    (1,342)    (1,449)
Deferred costs, net                                  -          -          -          -          -          -          -          -
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total loans receivable, net                   84,596     91,784     96,690    105,139    113,883    122,994    132,833    143,460

Premises and equipment                           3,891      4,180      4,118      4,238      4,358      5,258      5,378      5,498
Accumulated depreciation                        (2,944)    (3,073)    (3,089)    (3,204)    (3,331)    (3,548)    (3,777)    (4,018)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net premises and equipment                       947      1,107      1,029      1,034      1,027      1,710      1,601      1,481

Deferred federal income taxes                        -          -          -          -          -          -          -          -
Interest receivable & other assets               3,277      3,246      3,655      3,655      3,655      3,655      3,655      3,655
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

TOTAL ASSETS:                                $ 115,023  $ 117,277  $ 126,214  $ 131,871  $ 141,362  $ 151,023  $ 160,410  $ 170,946
                                             =========  =========  =========  =========  =========  =========  =========  =========

LIABILITIES & EQUITY:

Non-interest bearing deposits                $   9,885  $  10,470  $  10,767  $  11,305  $  11,871  $  13,058  $  14,363  $  15,800
Interest-bearing deposits                       62,538     60,463     63,940     67,137     70,494     77,543     85,298     93,827
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total deposits                                72,423     70,933     74,707     78,442     82,364     90,601     99,661    109,627

FHLB borrowings                                 28,339     31,125     35,401     36,500     41,000     41,000     40,000     39,000
Notes payable & other borrowings                     -          -          -          -          -          -          -          -
Accrued payables, accrued expenses & other       1,427      1,456      1,756      1,756      1,756      1,756      1,756      1,756
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total liabilities                            102,189    103,514    111,864    116,698    125,120    133,357    141,417    150,383

Preferred stock                                      -          -          -          -          -          -          -          -

Common stock & Paid in Capital                   5,580      5,474      5,176      5,176      5,176      5,176      5,176      5,176
Retained earnings                                7,126      8,015      9,002      9,997     11,066     12,490     13,817     15,387
Accumulated Other Comprehensive Income             128        274        172          -          -          -          -          -
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total common equity                           12,834     13,763     14,350     15,173     16,242     17,666     18,993     20,563

TOTAL LIABILITIES & EQUITY                   $ 115,023  $ 117,277  $ 126,214  $ 131,871  $ 141,362  $ 151,023  $ 160,410  $ 170,946
                                             =========  =========  =========  =========  =========  =========  =========  =========

                            CAPITAL DIRECTIONS, INC.
                                LOAN LOSS RESERVE

                                                         HISTORICAL                                 PROJECTED
                                             -------------------------------  -----------------------------------------------------
                                             FOR THE YEARS ENDED DECEMBER 31             FOR THE YEARS ENDED DECEMBER 31
                                             -------------------------------  -----------------------------------------------------
($ 000's)                                      2000       2001       2002       2003       2004       2005       2006       2007
-------------------------------------        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at January 1                         $   1,055  $   1,053  $   1,048  $   1,044  $   1,062  $   1,150  $   1,242  $   1,342
Provision for loan losses                            6          0          0         28         99        104        112        121
Net charge offs                                     (8)        (5)        (4)       (10)       (11)       (12)       (13)       (14)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31                       $   1,053  $   1,048  $   1,044  $   1,062  $   1,150  $   1,242  $   1,342  $   1,449
                                             =========  =========  =========  =========  =========  =========  =========  =========

Allowance for loan losses/total loans             1.24%      1.14%      1.08%      1.00%      1.00%      1.00%      1.00%      1.00%
Net charge offs/average loans                                0.00%      0.00%      0.01%      0.01%      0.01%      0.01%      0.01%

                            CAPITAL DIRECTIONS, INC.
                  PREMISES/EQUIPMENT & INTANGIBLE AMORTIZATION

                                                         HISTORICAL                                 PROJECTED
                                             -------------------------------  -----------------------------------------------------
                                             FOR THE YEARS ENDED DECEMBER 31             FOR THE YEARS ENDED DECEMBER 31
                                             -------------------------------  -----------------------------------------------------
($ 000's)                                      2000       2001       2002       2003       2004      2005(1)     2006       2007
----------------------------                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross premises and equipment                 $   3,891  $   4,180  $   4,118  $   4,238  $   4,358  $   5,258  $   5,378  $   5,498
Accumulated depreciation                        (2,944)    (3,073)    (3,089)    (3,204)    (3,331)    (3,548)    (3,777)    (4,018)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net premises and equipment                   $     947  $   1,107  $   1,029  $   1,034  $   1,027  $   1,710  $   1,601  $   1,481
                                             =========  =========  =========  =========  =========  =========  =========  =========

Base depreciation                            $     115  $     129  $     118  $     103  $     103  $      93  $      93  $      93
Capital expenditures:
    2003                                   Dep. Rates:  $     120                    12         12         12         12         12
    2004                                      Base      $     120                               12         12         12         12
    2005                                       10       $   1,000                                         100        100        100
    2006                                    Additions   $     120                                                     12         12
    2007                                       10       $     120                                                                12
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
  Total depreciation                                               $     118  $     115  $     127  $     217  $     229  $     241
                                                                   =========  =========  =========  =========  =========  =========

(1) Assumes the simultaneous acquisition of a new branch for $1,000,000 and the sale of an existing branch with a book value of $100,000 for $1,000,000 (net $900,000 gain).

                            CAPITAL DIRECTIONS, INC.
                                INCOME STATEMENT

                                                         HISTORICAL                                 PROJECTED
                                             -------------------------------  -----------------------------------------------------
                                             FOR THE YEARS ENDED DECEMBER 31             FOR THE YEARS ENDED DECEMBER 31
                                             -------------------------------  -----------------------------------------------------
($ 000's)                                      2000       2001       2002       2003       2004       2005       2006       2007
------------------------------------------   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest Income:
  Int. bearing deposits / Fed Funds Sold     $     140  $     181  $      47  $      95  $      95  $      95  $      95  $      95
  Securities Available for Sale                    672        885        673        681        545        545        545        545
  Securities Held to Maturity                        -          -          -         21         21         21         21         21
  FHLB stock                                        94        146        125         38         33         36         38         37
  LoansExcluding Fees                            7,051      6,837      7,052      7,333      8,018      8,672      9,366     10,115
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross Interest income                            7,957      8,049      7,897      8,168      8,713      9,369     10,065     10,813
Interest expense                                (3,798)    (3,715)    (3,372)    (3,176)    (3,389)    (3,608)    (3,716)    (3,810)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income                              4,159      4,334      4,525      4,993      5,323      5,761      6,349      7,003
Provision for loan losses                           (6)         -          -        (28)       (99)      (104)      (112)      (121)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision            4,153      4,334      4,525      4,965      5,224      5,657      6,236      6,882

Non-interest income                                794        819      1,005        763        824        890        961      1,038

Depreciation                                      (115)      (129)      (118)      (115)      (127)      (217)      (229)      (241)
General & administrative expenses               (2,454)    (2,511)    (2,634)    (2,730)    (2,821)    (3,102)    (3,121)    (3,130)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total non-interest expenses                   (2,569)    (2,640)    (2,752)    (2,845)    (2,948)    (3,319)    (3,350)    (3,371)

Gain on Sale of Assets (1)                           -          -          -          -          -        900          -          -

  Income before taxes                            2,378      2,513      2,778      2,883      3,100      4,127      3,847      4,549

Federal income taxes                              (729)      (775)      (868)      (894)      (961)    (1,280)    (1,193)    (1,410)
Extraordinary items                                  -          -          -          -          -          -          -          -
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

NET INCOME                                       1,649      1,738      1,910      1,989      2,139      2,848      2,654      3,139

                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares outstanding end of period               598,056    595,956    588,143    596,000    596,000    596,000    596,000    596,000
Weighted average common shares outstanding     598,000    598,000    592,000    596,000    596,000    596,000    596,000    596,000
Weighted average fully diluted common
 shares outstanding                            603,000    603,000    596,000    601,000    601,000    601,000    601,000    601,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings per share                     $    2.76  $    2.91  $    3.23  $    3.34  $    3.59  $    4.78  $    4.45  $    5.27
Diluted earnings per share                   $    2.73  $    2.88  $    3.20  $    3.31  $    3.56  $    4.74  $    4.42  $    5.22
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

(1) Assumes the simultaneous acquisition of a new branch for $1,000,000 and the sale of an existing branch with a book value of $100,000 for $1,000,000 (net $900,000 gain) in 2005.

                            CAPITAL DIRECTIONS, INC.
                               CASH FLOW STATEMENT

                                                                                        PROJECTED
                                                          --------------------------------------------------------------------
                                                                             FOR THE YEARS ENDED DECEMBER 31
                                                          --------------------------------------------------------------------
($ 000's)                                                   2003           2004           2005           2006           2007
----------------------------------------------------      --------       --------       --------       --------       --------
CHANGE IN ASSETS:
Net income                                                $  1,989       $  2,139       $  2,848       $  2,654       $  3,139
Provision for loan losses                                       28             99            104            112            121
Net charge offs                                                (10)           (11)           (12)           (13)           (14)
Change in Int. bearing deposits / Fed funds sold                 -              -              -              -              -
Change in Securities Available for Sale                          -              -              -              -              -
Change in Securities Held to Maturity                            -              -              -              -              -
Change in FHLB stock                                           611            (55)          (225)             -             50
Change in loans                                             (8,467)        (8,833)        (9,203)        (9,939)       (10,734)
Change in deferred costs, net                                    -              -              -              -              -
Depreciation                                                   115            127            217            229            241
Capital expenditures                                          (120)          (120)        (1,000)          (120)          (120)
Sale of assets (net of income statement gain) (1)                -              -            100              -              -
Change in intangible assets, net                                 -              -              -              -              -
Change in interest receivable & other assets                     -              -              -              -              -
                                                          --------       --------       --------       --------       --------
NET CASH FROM CHANGE IN ASSETS                              (5,853)        (6,654)        (7,171)        (7,076)        (7,317)


CHANGE IN LIABILITIES:
Change in deposits                                           3,735          3,922          8,236          9,060          9,966
Change in FHLB borrowings                                    1,099          4,500              -         (1,000)        (1,000)
Change in notes payable & other borrowings                       -              -              -              -              -
Change in accrued payables, accrued expenses & other             -              -              -              -              -
Change in preferred stock                                        -              -              -              -              -
                                                          --------       --------       --------       --------       --------
NET CASH FROM CHANGE IN LIABILITIES                          4,834          8,422          8,236          8,060          8,966

CHANGE IN EQUITY:
Change in net unrealized gain on sale of securities           (172)             -              -              -              -
Change in dividends                                           (995)        (1,069)        (1,424)        (1,327)        (1,569)
Change in common stock                                           -              -              -              -              -
                                                          --------       --------       --------       --------       --------
NET CASH FROM CHANGE IN EQUITY                              (1,167)        (1,069)        (1,424)        (1,327)        (1,569)
                                                          --------       --------       --------       --------       --------
Net change in cash                                          (2,186)           699           (358)          (343)            80
Beginning cash                                               3,287          1,101          1,800          1,442          1,099
                                                          --------       --------       --------       --------       --------
Ending cash                                                  1,101          1,800          1,442          1,099          1,178
                                                          --------       --------       --------       --------       --------

(1) Assumes the simultaneous acquisition of a new branch for $1,000,000 and the sale of an existing branch with a book value of $100,000 for $1,000,000 (net $900,000 gain) in 2005.

                            CAPITAL DIRECTIONS, INC.
                                 RATIO ANALYSIS

                                                             HISTORICAL                               PROJECTED
                                                ---------------------------------  ------------------------------------------------
                                                 FOR THE YEARS ENDED DECEMBER 31            FOR THE YEARS ENDED DECEMBER 31
                                                ---------------------------------  ------------------------------------------------
                                                                2001       2002      2003      2004      2005      2006      2007
                                                              --------   --------  --------  --------  --------  --------  --------
Average assets                                                $116,150   $121,746  $129,042  $136,617  $146,193  $155,717  $165,678
Average equity                                                  13,299     14,057    14,761    15,707    16,954    18,330    19,778
Average int. bearing deposits & Fed Funds Sold                   5,147      4,739     5,147     5,147     5,147     5,147     5,147
Average Securities Available for Sale                           13,935     12,913    13,625    13,625    13,625    13,625    13,625
Average Securities Held to Maturity                                  -        200       400       400       400       400       400
Average FHLB Stock                                               1,967      2,174     2,076     1,798     1,938     2,050     2,025
Average total loans                                             89,241     95,283   101,967   110,617   119,635   129,206   139,542
Average FHLB borrowings                                         29,732     33,263    35,951    38,750    41,000    40,500    39,500
Average notes payable & other borrowings                             -          -         -         -         -         -         -
Average interest bearing deposits                               61,501     62,202    65,539    68,815    74,019    81,420    89,562
Average preferred stock                                              -          -         -         -         -         -         -

Efficiency ratio                                                  51.2%      49.8%     49.4%     48.0%     49.9%     45.8%     41.9%
Net interest margin                                               3.93%      3.92%     4.05%     4.05%     4.09%     4.22%     4.36%
Noninterest expense/average assets                                2.27%      2.26%     2.20%     2.16%     2.27%     2.15%     2.03%
Noninterest income/average assets                                 0.71%      0.83%     0.59%     0.60%     0.61%     0.62%     0.63%
Core Return on average assets                                     1.50%      1.57%     1.54%     1.57%     1.95%     1.70%     1.89%
Core Return on average equity                                    13.07%     13.59%    13.48%    13.62%    16.80%    14.48%    15.87%

Total asset growth                                                1.96%      7.62%     4.48%     7.20%     6.83%     6.22%     6.57%
Net income growth                                                 5.40%      9.90%     4.15%     7.51%    33.16%    -6.79%    18.25%

Book value per share                                          $  23.09   $  24.40  $  25.46  $  27.25  $  29.64  $  31.87  $  34.50
Tangible book value per share                                 $  23.09   $  24.40  $  25.46  $  27.25  $  29.64  $  31.87  $  34.50
                                                              --------   --------  --------  --------  --------  --------  --------
Average assets                                                $116,150   $121,746  $129,042  $136,617  $146,193  $155,717  $165,678
Risk-weighted assets @ 58% of assets                          $ 68,021   $ 73,204  $ 76,485  $ 81,990  $ 87,593  $ 93,038  $ 99,149
Tier 1 capital                                                $ 13,438   $ 13,306  $ 15,173  $ 16,242  $ 17,666  $ 18,993  $ 20,563
Tier 2 capital                                                $    920   $    932  $    956  $  1,025  $  1,095  $  1,163  $  1,239
                                                              --------   --------  --------  --------  --------  --------  --------
Total capital                                                 $ 14,358   $ 14,238  $ 16,129  $ 17,267  $ 18,761  $ 20,156  $ 21,802
                                                Std. Minimum
Tier 1 capital to average assets                    5.0%         11.57%     10.93%    11.76%    11.89%    12.08%    12.20%    12.41%
Tier 1 capital to risk-weighted assets              6.0%         19.76%     18.18%    19.84%    19.81%    20.17%    20.41%    20.74%
Total capital to risk-weighted assets              10.0%         21.11%     19.45%    21.09%    21.06%    21.42%    21.66%    21.99%
                                                ------------  --------   --------  --------  --------  --------  --------  --------